EXHIBIT C


                [LETTERHEAD of BIRMINGHAM STEEL CORPORATION]




                       BIRMINGHAM STEEL CORPORATION
                Cancellation of Proxy and Voting Agreement

                               July 29, 1998


VIA FACSIMILE AND FEDERAL EXPRESS

LCL Holdings I
c/o Ivaco, Inc.
Place Mercantile
770 Rue Sherbrooke Quest
Montreal, Quebec, Canada H3A 1G1
Attn:  Guy-Paul Massicotte, Esq.

     Re:  Proxy and Voting Agreement Relating to Laclede Stock

Gentlemen:

     This letter is to inform you that Midwest Holdings, Inc. ("Midwest"), pursuant to Section 2 (the "Voting Agreement") of the Purchase Agreement dated as of September 26, 1997 by and among Ivaco, Inc., LCL Holdings I, LLC ("LCL"), Midwest and Birmingham Steel Corporation, hereby cancels the Voting Agreement and related proxy (the "Proxy"), which was granted to Midwest by LCL on September 26, 1997 relating to the 1,009,325 shares of common stock, par value $.01 per share, of Laclede Steel Company ("Laclede") and the 183,333 shares of Series A Preferred Stock, no par value, of Laclede (collectively, the "Shares" owned by LCL, as to any and all of the Shares as of September 24, 1998. In addition, Midwest hereby informs you of its intention, from and after the date hereof, to exercise its proxy and voting rights over the Shares on a neutralized basis in any shareholder vote prior to September 24, 1998 (i.e., in proportion to the votes otherwise cast on matters presented to the shareholders of Laclede).

Sincerely,

MIDWEST HOLDINGS, INC.


By:/s/ William R. Lucas, Jr.
   -------------------------
Name:  William R. Lucas, Jr.
Title: Executive Vice President